                                                                 Exhibit (g)(ix)

                   FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

                                     between

                     SECURITY EQUITY LIFE INSURANCE COMPANY
                     (hereinafter called the CEDING COMPANY)
                                Armonk, New York

                                       and

                            WESTBRIDGE INSURANCE LTD.
                       (hereinafter called THE REINSURER)
                                HAMILTON, BERMUDA

                    THIS AGREEMENT IS EFFECTIVE JUNE 1, 1997

ARTICLE                       TABLE OF CONTENTS                            PAGE
-------                       -----------------                            ----
    I.   Facultative Coverage                                                1

   II.   Facultative Provisions                                              2

  III.   Premiums                                                            3

   IV.   Administration                                                      4

    V.   Reserves                                                            6

   VI.   Dac Tax Regulation                                                  7

  VII.   Errors and Omissions                                                8

 VIII.   Expense of Original Contract                                        9

   IX.   Changes in Retention and Recapture Privileges                      10

    X.   Terminations and Reductions                                        11

   XI.   Reinstatement, Exchanges, Extended Term and Reduced Paid-Up
         Insurance, Conversions                                             12

  XII.   Liability                                                          14

 XIII.   Claims                                                             15

  XIV.   Arbitration                                                        16

   XV.   Insolvency                                                         17

  XVI.   Right to Inspection                                                18

 XVII.   Duration of Agreement                                              19

XVIII.   Execution of Agreement                                             20

               EXHIBIT
               -------
A.       Retention Schedule

B.       Policy Plans Reinsured

C.       Premiums and Allowances

D.       Statement Specifications

E.       Sample Policy Exhibit

Reinsurance required by the CEDING COMPANY will be assumed by THE REINSURER as described in the terms of this Agreement.

This reinsurance agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this agreement.

Any change or modification to this agreement is null and void unless made by amendment to this agreement and signed by both parties.

                                    ARTICLE I

                              FACULTATIVE COVERAGE

A. Reinsurance required by the CEDING COMPANY will be assumed by THE REINSURER on a facultative basis as described in the terms of this Agreement. THE REINSURER will have the option of accepting, rejecting, or rating any application for reinsurance.

B. THE REINSURER will promptly notify the CEDING COMPANY of its underwriting action after all evidence of insurability has been examined.

C. For each risk on which reinsurance is ceded, the CEDING COMPANY will retain its retention as indicated in Exhibit A, at the time of issue, taking into account both currently issued and previously issued policies.

                                   ARTICLE II

                             FACULTATIVE PROVISIONS

A. The CEDING COMPANY will have the option to submit any case facultatively.

B. The CEDING COMPANY will send, when requested, copies of the original applications, all medical reports, inspection reports, attending physician's statement and any additional information pertinent to the insurability of the risk.

C. The CEDING COMPANY will also notify THE REINSURER of any underwriting information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the CEDING COMPANY will inform THE REINSURER of the initial and ultimate risk amounts for which reinsurance is being requested.

D. On a timely basis, THE REINSURER will submit a written decision. In no case will THE REINSURER'S offer on facultative submissions be open after 120 days have elapsed from the date of THE REINSURER'S offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the CEDING COMPANY must occur within 120 days of the final reinsurance offer. Unless THE REINSURER explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

E. THE REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

                                   ARTICLE III

                         YEARLY RENEWABLE TERM PREMIUMS

A. Plans of insurance listed in Exhibit B will be reinsured on the yearly renewable term basis with THE REINSURER participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the policy which is reinsured with THE REINSURER.

B. Premiums for Life Reinsurance and reinsurance of Supplemental Benefits will be based on the rates and allowances described in Exhibit C.

C. Premiums will be increased by any flat extra premium charged the insured on the face amount initially reinsured.

D.       There will be no premium tax reimbursement.

E. The Life Reinsurance rates contained in this Agreement are guaranteed for one year, and THE REINSURER anticipates continuing to accept premiums on the basis of these rates indefinitely. If THE REINSURER deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for annually renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

                                   ARTICLE IV

                               SELF ADMINISTRATION

A. The CEDING COMPANY will administer the records for the reinsurance ceded to THE REINSURER under this agreement. The CEDING COMPANY will furnish quarterly statements to THE REINSURER which contain the following information:

         1. A list of all premiums due for the current quarter, identifying each policy and explaining the reasons for each premium payment.

         2. Premium subtotals adequate for THE REINSURER to use for its premium accounting.

         3. A list of new business, terminations and changes for the current quarter. For new business and changes, the CEDING COMPANY must identify the reinsurance agreement and provide information adequate for THE REINSURER to establish reserves, check retention limits and check premium calculations.

         4. Totals for inforce, new business, changes and each type of termination, as of the end of the quarter. "Totals" refer to the number of policies reinsured and the net amount at risk reinsured.

                  In addition, the CEDING COMPANY must provide THE REINSURER with an inforce listing of reinsured business at least once a year. This inforce listing must contain information adequate for THE REINSURER to audit its inforce records. (See Exhibit D.)

B. If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with THE REINSURER to determine the appropriate reporting format. Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to THE REINSURER prior to the use of such changes in reports to THE REINSURER.

C. The quarterly statements shall be furnished to THE REINSURER within thirty days following the close of each quarter and will be accompanied by payment of any net amount due THE REINSURER. All premiums not paid within thirty (30) days of the due date, defined as each policy's 12-month anniversary, will be in default.

D.       Premiums are payable annually in advance.

E. THE REINSURER reserves the right to charge interest at an annual rate of 8% when:

         1. Renewal premiums are not paid within sixty (60) days of the due date.

         2. Premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

                                   ARTICLE IV

F. THE REINSURER will have the right to terminate this Agreement when premiums are in default by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety (90) day notice period, THE REINSURER'S liability for all risks reinsured under this agreement will terminate. The first day of the ninety (90) day notice of termination, resulting from default as described in Section C of this Article, will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Agreement will remain in effect.

G. Payments between the CEDING COMPANY and THE REINSURER may be paid net of any amount due and unpaid under all reinsurance agreements between both parties.

                                    ARTICLE V

                                    RESERVES

                         THIS ARTICLE IS NOT APPLICABLE.

                                   ARTICLE VI

                               DAC TAX REGULATIONS

The CEDING COMPANY and THE REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

1. The term "party" will refer to either the CEDING COMPANY or THE REINSURER as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS Section 848(c)(1).

4. The CEDING COMPANY and THE REINSURER agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The CEDING COMPANY and THE REINSURER also agree to exchange information which may be otherwise required by the IRS.

5. The CEDING COMPANY will submit a schedule to THE REINSURER by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6. THE REINSURER may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing within 30 days of THE REINSURER'S receipt of the CEDING COMPANY'S calculation. If THE REINSURER does not so notify the CEDING COMPANY, THE REINSURER will report the net consideration as determined by the CEDING COMPANY in THE REINSURER'S tax return for the previous calendar year.

7. If THE REINSURER contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date THE REINSURER submits its alternative calculation. If the CEDING COMPANY and THE REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                   ARTICLE VII

                              ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either the CEDING COMPANY or THE REINSURER, both the CEDING COMPANY and THE REINSURER shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight,

                                  ARTICLE VIII

                           EXPENSE OF ORIGINAL POLICY

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

                                   ARTICLE IX

                  CHANGES IN RETENTION AND RECAPTURE PRIVILEGES

A. If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Exhibit A, written notice of the change will promptly be given to THE REINSURER.

B. The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

         1. The CEDING COMPANY will notify THE REINSURER of its intent to recapture at least thirty (30) days prior to any recapture.

         2. No recapture will be made unless reinsurance has been in force ten (10) years.

         3. Recapture will become effective on the policy anniversary date following notification of the company's intent to recapture.

         4. No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY'S maximum retention limits for the plan, age and mortality rating at the time the policy was issued.

         5. If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

         6. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

                                    ARTICLE X

                           TERMINATIONS AND REDUCTIONS

Terminations or reductions will take place in accordance with the following rules, in order of priority:

1. The CEDING COMPANY must keep its initial or recaptured retention on the policy.

2. Termination or reduction of a wholly reinsured policy will not affect other reinsurance in force.

3. A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

4. A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

5. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

                                   ARTICLE XI

                     REINSTATEMENT, EXCHANGE, EXTENDED TERM
                   AND REDUCED PAID-UP INSURANCE, CONVERSIONS

A.       Reinstatement

         Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with THE REINSURER as long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY. Any policy originally reinsured with THE REINSURER on a facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by THE REINSURER before it is reinstated. The CEDING COMPANY will pay THE REINSURER its share of amounts collected or charged for the reinstatement of such policies.

B.       Exchanges

         Exchanges will be reinsured under this Agreement only if the original policy was reinsured with THE REINSURER; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with THE REINSURER immediately prior to the exchange. Premiums will be determined as follows:

         1. If any business covered under this Agreement is subsequently exchanged to any other plan reinsured by THE REINSURER, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being exchanged. If the Agreement including the new rates requires policy fees, then they shall also apply to the new plan.

         2. If any business covered under this Agreement is subsequently exchanged to a plan that is not reinsured with THE REINSURER under a specific document, then such business shall be reinsured with THE REINSURER at rates as will be determined at the time of the exchange. Rates will be determined at point in scale based on the original policy that is being exchanged.

C.       Extended Term and Reduced Paid-Up Insurance

         Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

                                   ARTICLE XI

                     REINSTATEMENT, EXCHANGES, EXTENDED TERM
             AND REDUCED PAID-UP INSURANCE, CONVERSIONS (CONTINUED)

D.       Conversions

         Conversions will be reinsured under this Agreement only if the original policy was reinsured with THE REINSURER; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with THE REINSURER immediately prior to the conversion. Premiums will be determined as follows:

         1. If any business covered under this Agreement is subsequently converted to any other plan reinsured by THE REINSURER, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being converted. If the Agreement including the new rates requires policy fees, then they shall also apply to the new plan.

         2. If any business covered under this Agreement is subsequently converted to a plan that is not reinsured with THE REINSURER under a specific document, then such business shall be reinsured with THE REINSURER at rates as will be determined at the time of the conversion. Rates will be determined at point in scale based on the original policy that is being converted.

NOTE: An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to THE REINSURER for the original policy will be refunded to the CEDING COMPANY. All premiums will be due on the new policy from the original issue date of the old policy.

NOTE: Re-entry, e.g., wholesale replacement and similar programs are not covered under this Article. If Re-entry is applicable to this treaty, then it will be covered under the Premiums and Allowances Exhibit.

                                   ARTICLE X11

                                    LIABILITY

A. This is an Agreement solely between THE REINSURER and the CEDING COMPANY. In no instance will anyone other than THE REINSURER or the CEDING COMPANY have any rights under this agreement, and the CEDING COMPANY will be and remain solely liable to any insured, policyowner, or beneficiary under any policy reinsured hereunder.

B. THE REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement.

C. Liability for all reinsurance submitted facultatively to THE REINSURER will commence when all of the following conditions have been met:

         1. THE REINSURER'S offer has been accepted and the CEDING COMPANY has properly documented its records to reflect this acceptance, and

         2. The policy has been delivered and paid for in accordance with the CEDING COMPANY'S procedures, and

         3. No more than one-hundred twenty (120) days have elapsed from the date of THE REINSURER'S final offer unless THE REINSURER explicitly states in writing that the final offer is extended for some further period of time.

D. The liability of THE REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY'S contractual liability under the terms of its policies.

                                  ARTICLE XIII

                                     CLAIMS

A. Prompt notice of a claim must be given to THE REINSURER. In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by THE REINSURER as sufficient. Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to THE REINSURER when requesting its share of the claim. However, if the amount reinsured with THE REINSURER is more than the amount retained by the CEDING COMPANY and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to THE REINSURER for its recommendation before admission of any liability on the part of the CEDING COMPANY. However, the CEDING COMPANY retains the ultimate authority to settle claims and its decision shall be binding on THE REINSURER.

B. The CEDING COMPANY will notify THE REINSURER of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to such action, THE REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, except as specified below.

         If THE REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

In no event will the following categories of expenses or liabilities be reimbursed:

         1.       Routine investigative or administrative expenses;

         2. Salaries of employees or other internal expenses of the CEDING COMPANY or the original issuing company.

         3. Extra contractual damages, including punitive and exemplary damages;

         4. Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

C. If the amount of insurance changes because of a misstatement of rate classification, THE REINSURER'S share of reinsurance liability will change proportionately.

D. For approved Waiver of Premium benefit claims, THE REINSURER will pay the CEDING COMPANY its portion of the amount of gross premiums waived by the CEDING COMPANY.

                                   ARTICLE XIV

                                   ARBITRATION

A. It is the intention of THE REINSURER and the CEDING COMPANY that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If THE REINSURER or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B. To initiate arbitration, either the CEDING COMPANY or THE REINSURER will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be arbitrators who will be current or former officers of life insurance companies other than the contracting companies or their affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators will nominate three individuals. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article. Therefore, at no time will either the CEDING COMPANY or THE REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the CEDING COMPANY and THE REINSURER to inform the arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of the other party. Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

E. The arbitration hearing will be held in New York State on the date fixed by the arbitrators. In no event will this date be later than six
         (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten
         (l0) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing.

E. The cost of arbitration will be borne by the losing party unless the arbitrators decide otherwise.

                                   ARTICLE XV

                                   INSOLVENCY

A. In the event of the insolvency of the CEDING COMPANY, all reinsurance made, ceded, renewed or otherwise becoming effective under this agreement shall be payable by THE REINSURER directly to the CEDING COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of the CEDING COMPANY under the contract or contracts reinsured without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will immediately give written notice to THE REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, THE REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expense incurred by THE REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by THE REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either THE REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

                                   ARTICLE XVI

                                RIGHT TO INSPECT

THE REINSURER may at all reasonable times inspect the CEDING COMPANY'S original papers, records, books, files, etc., relating to the business under this Agreement.

                                  ARTICLE XVII

                              DURATION OF AGREEMENT

A. This Agreement may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

B. During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

C. THE REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

                                  ARTICLE XVIII

                             EXECUTION OF AGREEMENT

In Witness of the above,

                     SECURITY EQUITY LIFE INSURANCE COMPANY

                                       of

                                Armonk, New York

                                       and

                            WESTBRIDGE INSURANCE LTD.

                                       of

                                Hamilton, Bermuda

Have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of June l, 1997.

SECURITY EQUITY LIFE INSURANCE COMPANY

By:    /s/ Fabio Pieroni                   By:    /s/ Judith A. Maron
       --------------------------------           ------------------------------

Title: VP & CFO                            Title: 2nd VP

Date:  5/28/97                             Date:  5/29/97

WESTBRIDGE INSURANCE LTD.

By:    /s/ Richard M. Inserra
       --------------------------------

Title: President

Date:  May 30, 1997

                                    EXHIBIT A

                               RETENTION SCHEDULE

              The CEDING COMPANY'S Retention is $125,000 per life.

                                    EXHIBIT B

                             POLICY PLANS REINSURED

                             Effective June 1, 1997

                             VARIABLE UNIVERSAL LIFE

                                       FOR

                          THE UNION CARBIDE CORPORATION

                                    EXHIBIT C

                                    PREMIUMS

Life

         The consideration payable to THE REINSURER for this coverage shall be based on the applicable rate from the attached Rate Table C-1, multiplied by the applicable pay percentage shown below:

                                             Policy Years
                                           ----------------
                                           1-10        11+
                                           ----       -----
Full Underwriting

         Nonsmoker                          85%        100
         Smoker                             90%        100%

SIMPLIFIED UNDERWRITING

         Nonsmoker                          98%        115%
         Smoker                            104%        115%

GUARANTEED ISSUE

         Nonsmoker                         145%        145%
         Smoker                            145%        145%

         All policy fees will be retained by the CEDING COMPANY.

         For substandard table ratings, premiums will be increased by 25% per table.

         The premium will be increased by any flat extra premium charged the insured on the face amount initially reinsured, less total allowances in the amount of 100% of any first year permanent (payable 6 years or more) extra or 20% of any first year temporary flat extra premium, and 20% of any renewal flat extra premium.

                                 SECURITY EQUITY
                             VARIABLE UNIVERSAL LIFE
                                MALE - NON-SMOKER
                                 Issue Age 20-85

                                 SECURITY EQUITY
                             VARIABLE UNIVERSAL LIFE
                                  MALE - SMOKER
                                 Issue Age 20-85

                                 SECURITY EQUITY
                             VARIABLE UNIVERSAL LIFE
                                 FEMALE -SMOKER
                                 Issue Age 20-85

                                 SECURITY EQUITY
                             VARIABLE UNIVERSAL LIFE
                               FEMALE - NON-SMOKER
                                 Issue Age 20-85

                                    EXHIBIT E

                              SAMPLE POLICY EXHIBIT

POLICY SUMMARY                         NUMBER OF                REINSURANCE
CLASSIFICATION                         POLICIES                    AMOUNT
--------------                         ---------                -----------
Inforce as of Last Report

New Issues
Reinstatements
Increases
Decreases - Still Inforce
Rollover - In

Deduct By:
         Death
         Surrender
         Lapse
         Conversion - Out
         Decreases - Cancellation
         Inactive - Pending
         Not Taken

INFORCE AS OF CURRENT REPORT

                                    AMENDMENT

                                     to the

         FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT DATED JUNE 1, 1997

                                     between

            SECURITY EQUITY LIFE INSURANCE COMPANY, ARMONK, NEW YORK

                                       and

                  WESTBRIDGE INSURANCE LTD., HAMILTON, BERMUDA

                    THIS AMENDMENT IS EFFECTIVE JUNE 1, 1997

I.       INCREASED RETENTION CORRIDOR

         Effective June 1, 1997, the CEDING COMPANY'S retention corridor shall be increased. The CEDING COMPANY will over retain up to $25,000 to avoid the necessity of reinsuring modest amounts of insurance.

II. All provisions of the Facultative Yearly Renewable Term Agreement not Specifically modified herein remain the same.

IN WITNESS WHEREOF, both parties have executed this Amendment in duplicate as follows:

SECURITY EQUITY LIFE INSURANCE COMPANY

By:    /s/ Fabio Pieroni                  By:    /s/ Judith A. Maron
       --------------------------------          -------------------------------

Title: VP & CFO                           Title: 2nd VP

Date:  5/28/97                            Date:  5/29/97

WESTBRIDGE INSURANCE LTD.

By:    /s/ Richard M. Inserra
       --------------------------------

Title: President

Date:  May 30, 1997

                                    EXHIBIT D

                            STATEMENT SPECIFICATIONS

The following information should appear on each Self-Administered statement and In-Force listing sent to THE REINSURER.

>   Name of the insured(s)

>   Date of birth of the insured(s)

>   The issue age of each insured(s)

>   The sex of the insured(s)

>   The insured's state/country of residence

>   Underwriting Classification

>   Smoking Class

>   Indication if business is Facultative or Automatic

>   Indication if business is YRT or Coinsurance

>   Policy number(s)

>   Plan Code (Kind Code)

>   Face Amount of the policy(s)

>   Amount(s) ceded to THE REINSURER

>   Amount of premium being paid; separated for Life, WP, ADB, etc.

>   The amount of any reinsurance premium allowances

>   Extra premiums concerned - Example: $5 / 1000 / 5 YRS

>   Effective date and duration of any policy(s) change, reissue, or termination